Exhibit 19

Insider Trading Policy
(Amended as of January 2025)
January 2025

TO:	All Employees, Officers and Directors
FROM:	Chimera Investment Corporation (the “Company”)
RE:	Statement of Policy Securities Trades By Company Personnel
The Company has adopted procedures governing trading in Company securities. This Statement of Policy applies to all the Company’s directors, officers, and employees (collectively, “Company Personnel”). This Statement of Policy is also applicable to family members of Company Personnel.

The Need For A Policy Statement
The purchase, sale or gift of Company Securities1 while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities issued by the Company is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice and are punished severely.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company Personnel.
The Company has adopted this Statement of Policy both to satisfy the Company's obligation to prevent insider trading and to help Company Personnel avoid the severe consequences associated with violations of the insider trading laws.  This Statement of Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).  We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

Potential Penalties and Disciplinary Sanctions
The consequences of an insider trading violation can be severe:
Traders and Tippers.  Company Personnel (or their tippees) who trade on inside information are subject to the following penalties:
•A civil penalty of up to three times the profit gained or loss avoided;
1 The Company’s securities (collectively referred to in this Statement of Policy as “Company Securities) include the Company’s common and preferred stock, any options to purchase common stock, and any other type of securities that the Company may issue, including convertible securities and warrants, debt securities such as debentures, bonds and notes, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options and swaps relating to the Company’s securities.

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•Disgorgement of all ill-gotten gains plus interest;
•A criminal fine of up to $5,000,000 (no matter how small the profit); and
•A jail term of up to twenty years.
A person who tips information to a person who then trades is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee's trading.
Control Persons.  Certain Company Personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:
•A civil penalty of up to $1,000,000 or, if greater, three times the profit gain or loss avoided because of the person’s violation; and
•A criminal penalty of up to $25,000,000.
Company-Imposed Sanctions.  A Company Personnel’s failure to comply with this Statement of Policy may subject the Company Personnel to Company-imposed sanctions, including dismissal for cause, whether or not the Company Personnel’s failure to comply results in a violation of law.  A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

Statement of Policy
It is the policy of the Company that any Company Personnel who is aware of material nonpublic information relating to the Company may not, directly or through family members or other persons or entities, (a) buy, sell or gift Company Securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5- 1 (a “Rule 10b5-1 Plan”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.
Disclosure Of Information To Others.  The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information.  The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.  You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures.  You also may not discuss the Company or its business in an internet “chat room,” or similar internet-based forum.
Material Information.  There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation and cannot be made, for example, solely based on the potential financial impact of the information. Material information is generally any information that (a) a reasonable investor would consider important in

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deciding to buy, hold, or sell Company Securities, or (b) if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.
Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•A pending or proposed merger, acquisition or tender offer, joint venture, or other strategic plans;
•A pending or proposed acquisition or disposition of a significant asset;
•New investments or financings or developments regarding investments or financings;
•Events regarding the Company’s securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, tender offers, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities, recapitalizations, or information related to any additional funding);
•A change in management or change in control;
•Change in business strategy or development of a significant new product or process;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer, supplier or business partner;
•Execution or termination of significant contracts;
•Loan defaults, asset write-down or write-offs, additions to reserves for bad debts or contingent liabilities or unusual financing activities;
•The occurrence of, or important developments in, major disputes, including labor disputes, claims or significant litigation;
•The occurrence of, or important developments in, criminal, civil and government investigations and indictments;
•The contents of forthcoming publications that may affect the market price of Company Securities;
•Regulatory approvals or changes in regulations and any analysis of how they affect the Company ; and
•Significant breaches of information technology systems or other events impacting cybersecurity.
You should be aware that this list is not intended to be exhaustive.
Twenty-Twenty Hindsight.  Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
When Information is “Public”.  If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.  You should not assume that

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information disseminated in any manner other than by press release or an SEC filing is public without consulting the Company’s Chief Legal Officer. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the first full business day after the information is released.  If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday.  If an announcement were made on a Friday, Tuesday generally would be the first eligible trading day.
If you have any questions whether certain information is material or has not been publicly disclosed, please contact the Company’s Chief Legal Officer.
Transactions by Family Members.  This Statement of Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities).  This Statement of Policy also applies to trusts or corporations directly or indirectly controlled by your or your family members. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in securities covered by this Statement of Policy.

Procedures Applicable to Trading in Company Securities

(i)Pre-Clearance of a Trade is Required Even if Trading During an Open Trading Window

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, all Company Personnel (and their family members) are subject to the Company's pre-clearance procedures. Accordingly, Company Personnel may not engage in any transaction involving the Company's Securities, including gifts of Company Securities (other than certain transactions under Company plans as described herein) or any security that is currently on the list of restricted securities maintained by the Chief Compliance Officer of the RIA without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer (or in the case of the Chief Legal Officer, the Chief Executive Officer). If a Chief Legal Officer has not been appointed or is unavailable to respond on a timely basis, the collective approval of the Chief Executive Officer and an Associate General Counsel is required.
A written or electronic request for pre-clearance should be submitted to the Chief Legal Officer in advance of the proposed transaction.  The Company is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. Clearance of a transaction is valid only for a 48-hour period (or such shorter period as may be specified in the clearance). If the transaction order is not placed and executed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Promptly after a pre-cleared trade is completed, the Chief Legal Officer should be notified.
In connection with an approved trade, Company Personnel should be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any proposed sale. A Form 144 is required to be filed electronically with the SEC via EDGAR and should be discussed with the Chief Legal Officer and Company Personnel's broker.

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Requests for trades are more likely to be approved during the following “trading window” periods. A trading window commences on the second business day following the filing of the Company’s Form 10-K or release of the Company’s quarterly earnings announcements and ends on the 20th day of the last month of the quarter (i.e. March 20th, June 20th, September 20th and December 20th).
(ii)Gifting of Company Securities

Company Personnel may gift Company Securities. However, any such transaction is subject to the blackout periods and the other rules herein. Section 16 officers must report such transaction on Form 4 by the end of the second business day following the date of any such gift.

(iii)Rule 10b5-1 Trading Plans

(a)General Information.

Under Rule 10b5-1 of the Exchange Act, an individual has an affirmative defense against an allegation of insider trading if they demonstrate that the purchase, sale, trade or gift in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before they became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 Plans and must satisfy several conditions set forth in Rule 10b5-1.

Rule 10b5-1 Plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company Securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 Plan has been adopted, it is generally not permissible to amend or modify such plan without complying with new conditions and timing limitations set forth in Rule 10b5-1. Accordingly, while some individuals may find Rule 10b5-1 Plans attractive, they may not be suitable for all Company Personnel.

(b)Specific Requirements.

(i)Pre-Approval: If you wish to establish a trading plan under Rule 10b5-1, you must first pre-clear the plan with the Chief Legal Officer. If a Chief Legal Officer has not been appointed or is unavailable to respond on a timely basis, the collective approval of the Chief Executive Officer and an Associate General Counsel is required. As required by Rule 10b5-1, you may enter a trading plan only when you are not in possession of material nonpublic information and during an open window period and otherwise in compliance with Rule 10b5-1 and this Statement of Policy. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts.
Even during an open trading window period, and even if the Chief Legal Officer (or Chief Executive Officer or other officer) has approved a trade in Company’s Securities, no person subject to this policy can initiate a trade in Company Securities if that person is aware of material nonpublic information about the Company. Trading windows are not “safe harbors” that ensure compliance with securities laws. Insiders remain responsible for their trades and should always use good judgment.

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From time to time the Company’s legal department may close trading during a trading window due to material nonpublic information developments, including prior to an announcement of a dividend declaration that is different from the prior quarterly dividend. If you become aware that the trading window has been closed, you must not disclose to others the fact that the trading window has been closed.

(ii)Limitations on Number of Rule 10b5-1 Plans: An individual may not establish overlapping Rule 10b5-1 Plans and must limit the use of single-trade plans (i.e., a plan covering a single trading event) to one during any consecutive 12-month period, in each case subject to the accommodations set forth in Rule 10b5-1.

(iii)Cooling-Off Periods: (a) Directors and Section 16 officers must observe a cooling-off period between the date a Rule 10b5-1 Plan is adopted or modified and the date of the first transaction under the plan following such adoption or modification equal to the later of (i) 90 days or (ii) two business days following the disclosure in Forms 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification); (b) All other Company Personnel must observe a cooling-off period between the date a Rule 10b5-1 Plan is adopted or modified and the date of the first transaction under the plan following such adoption or modification equal to at least 30 days.

(iv)Director and Officer Certification: Directors and officers must make representations in their 10b5-1 plans that the director or officer at the time of establishing the 10b-5 plan (a) was not aware of any material nonpublic information about the issuer or its securities; and (b) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. This good faith requirement is an ongoing obligation throughout the duration of the 10b5-1 plan.

(v)Good Faith Condition for Company Personnel: All Company Personnel entering into a Rule 10b5-1 plan must act in good faith with respect to that plan throughout the duration of the plan. This requirement explicitly applies from the time of adoption of the 10b5-1 plan through the duration of the plan.

(vi)Blackout Periods for Any or All Company Personnel: Company may issue instructions from time to time advising some or all Company Personnel that they may not engage in transactions in Company Securities for certain periods, or that Company Securities may not be traded without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, the Company may find it necessary to inform affected individuals of a blackout period without disclosing the reason.

Certain Exceptions to the Trading Restrictions in this Statement of Policy
 Stock Option and Other Grants.  This Statement of Policy does not apply to the grant of a stock option or other rights to acquire securities (such as restricted stock and restricted stock units. This Statement of

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Policy does not apply to (i) the exercise of a stock option unless the exercise includes the sale of stock as part of a broker-assisted cashless exercise of an option (ii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, (iii) the vesting of restricted stock, (iv) the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock or units or to automatically have sold through a brokerage platform the number of shares, in each such case, necessary to satisfy tax withholding requirements upon the vesting of any such restricted stock and/or restricted stock units.
401(k) Plan.  To the extent securities of the Company are included in the Company’s 401(k) Plan, this Statement of Policy applies to certain elections you may make under the Company’s 401(k) plan, including (a)  an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (b) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (c) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Dividend Reinvestment Plans.  This Statement of Policy does not apply to purchases of Company stock under dividend reinvestment plans resulting from your reinvestment of dividends paid on Company Securities pursuant to such a plan.  The policy does apply, however, to your election to participate in the plan, increase or decrease your level of participation in the plan or withdraw from the plan.  The policy also applies to your sale of any Company stock purchased pursuant to the plan.

Additional Prohibited Transactions
The Company considers it improper and inappropriate for any Company Personnel to engage in short-term or speculative transactions in Company Securities.  It therefore is the Company's policy that Company Personnel may not engage in any of the following transactions:
Short-term Trading.  A Company Personnel’s short-term trading of Company Securities may be distracting to the Company Personnel and may unduly focus the Company Personnel on the Company's short-term stock market performance instead of the Company's long-term business objectives.  For these reasons, any Company Personnel who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase.
Short Sales.  Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller's incentive to improve the Company's performance.  For these reasons, short sales of Company Securities are prohibited by this Statement of Policy.
Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director or Company Personnel is trading based on inside information.  Transactions in options also may focus the director's or Company Personnel's attention on short-term performance at the expense of the Company's long-term objectives.  Accordingly, transactions relating to Company Securities in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Statement of Policy.  (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

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Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a holder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the holder may no longer have the same objectives as the Company's other shareholders.  For these reasons, hedging or monetization transactions of Company Securities are prohibited by this Statement of Policy.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, and may, in certain circumstances, result in unlawful insider trading, Company Personnel are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
Trading in Securities of Other Companies. No Company Personnel, who obtains material nonpublic information about a company in the course of their employment or service with the Company (i) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (ii) that is involved in a potential transaction or business relationship with Company, may (a) buy, sell, donate or otherwise transact in the securities of the other company or (b) “tip” or disclose such material nonpublic information concerning that company to anyone, including giving trading advice of any kind to anyone concerning the other company, until the information becomes public or is no longer material.

Post-Termination Transactions
This Statement of Policy continues to apply to your transactions in Company Securities even after you have terminated service to the Company.  If you are in possession of material nonpublic information when your service terminates, you may not trade in Company Securities until that information has become public or is no longer material.

Company Assistance
Any person who has a question about this Statement of Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer.  Ultimately, however, the responsibility for adhering to this Statement of Policy and avoiding unlawful transactions rests with the individual Company Personnel.

Individual Responsibility

Ultimately, each Company Personnel is responsible for complying with this Statement of Policy, including for determining whether they are aware of material non-public information and avoiding unlawful transactions. Company Personnel could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Statement of Policy or applicable securities laws, as described above in more detail under the heading “Potential Penalties and Disciplinary Sanctions”.

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Additional Requirements

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material nonpublic information by such investment adviser or any associated person. Accordingly, every Company Personnel who is deemed to be a Supervisory Person for purposes of the Advisers Act must comply with the additional requirements regarding the misuse of material nonpublic information set forth in the Regulatory Compliance Manual.

Certifications
All Company Personnel must certify their understanding of, and intent to comply with, this Statement of Policy upon joining the Company and on an annual basis thereafter.